Kraft is a company of Makers. We are constantly innovating and we hold ourselves to the highest standards in order to make products we are proud to share with our family and friends. Kraft has the privilege of being part of your family. Now, we invite you to be part of ours. We have partnered with LOYAL3 to bring you the Kraft Social Stock Plan. Now, you can become a shareholder in 3 easy steps, invest as little as $10 and pay no fees. Learn more at kraft.com/ownership 10 brands with $500+ million in annual sale s The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or at kraft.com/ownership. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-847-646-5494.. Filed Pursuant to Rule 433 Issuer Free Writing Prospectuses Dated August 29, 2014 Registration Statement No. 333- 191647

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or at kraft.com/ownership. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-847-646-5494.. TO: Recipient SUBJECT: EMAIL